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                                                                     EXHIBIT 11


                              CEC RESOURCES LTD.
                Statement of Computation of Per Share Earnings
                                  (Unaudited)
                     (In Thousands Except Per Share Data)

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


                                                 1998    1997    1996
                                                 ----    ----    ----
Basic:

Weighted average shares outstanding:            1,545   1,580   1,505

Incremental shares attributable to dilutive
 stock options and warrants outstanding based
 on average market prices during the period
 calculated using the treasury stock method         4       4       6
                                               ------  ------  ------

Diluted common and common equivalent shares     1,549   1,584   1,511
                                               ======  ======  ======
Net earnings                                   $  240  $  605  $  526
                                               ======  ======  ======

Earnings per share:
    Basic earnings per share                   $ 0.16  $ 0.38  $ 0.35
                                               ======  ======  ======
    Diluted earnings per share                 $ 0.16  $ 0.38  $ 0.35
                                               ======  ======  ======
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